UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Rule 14a-12

TIMBER PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

October 31, 2023

Dear Stockholder,

You have likely seen multiple notices that Timber Pharmaceuticals, Inc. (NYSE American: TMBR) has an upcoming Special Meeting of Stockholders to be held on November 17, 2023 at 12:00 p.m. to adopt the Agreement and Plan of Merger, dated August 20, 2023, by and among us and LEO US Holding, Inc. and LEO Pharma A/S.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of our common stock as of the close of business on September 7, 2023. So failure to vote your shares will count as a vote AGAINST the Merger Proposal.

We continue to URGE you to vote FOR approval. We believe it is the best, and maybe only, way to generate value for our shareholders and to deliver the benefits of our therapies to potential patients.

If we cannot consummate the Merger, we will continue to lack sufficient capital to operate our business and to repay the secured Bridge Loan entered in connection with the Merger. As a result, we will likely be required to seek the protection of the bankruptcy courts and, without additional funding or a strategic transaction, we would likely be delisted from the NYSE American Stock Exchange. This would prevent our shareholders from realizing the value that the Merger offers.

John Koconis, Chairman and Chief Executive Officer of Timber, said “the importance of completing the ASCEND Phase 3 program of topical isotretinoin in patients with moderate to severe congenital ichthyosis is critical for the patients who would benefit from the use of TMB-001 as well as to the future success of Timber.  Congenital ichthyosis is a disease without any FDA approved medical options in the United States and much of the world. Investors in Timber can play an integral part in helping children and adults with this rare but debilitating disease. Children will not be mocked at school and on social media for their appearance or their smell; adults and children will finally have the chance to play out in the sun with other people without worrying about an inability to sweat leading to heat exhaustion and/or death.”

“The approval of the Merger Proposal will provide the necessary capital to expand treatments to people who currently have limited options that are safe and effective. To date, we have been able to demonstrate excellent safety and tolerability, patient-reported efficacy with TMB-001 and evidence that the way that TMB-001 is absorbed into the skin has the potential to reduce the prevalence of side effects identified with many other retinoids. Approval of the Merger Proposal will give these patients opportunities that those without ichthyosis take for granted and will allow Timber to consider expanding these programs into different forms of ichthyosis as well as other rare skin diseases.”

Please vote your shares now so that your vote can be counted without delay. Voting is easy. You may use one of the options below to ensure that your vote is promptly recorded in time for the Special Meeting:

■	VOTE BY TOUCH-TONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy card. Follow the instructions on your proxy card to cast your vote.

■	VOTE VIA THE INTERNET: You may cast your vote by logging onto the website identified on the enclosed proxy card and following the instructions on the screen.

You may refer to the proxy statement filed with the SEC on September 12th for additional information. If you have any questions or require further assistance in voting your shares, please contact our proxy solicitation agent Alliance Advisors toll-free at 833-501-4821.

Sincerely,

/s/ John Koconis

John Koconis

Chief Executive Officer

IF YOU HAVE RECENTLY MAILED YOUR PROXY CARD OR CAST YOUR VOTE BY PHONE OR INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST